Exhibit 10.4

August 29, 2014

Michael Dunn

[***]

Dear Michael:

The purpose of this letter agreement is to confirm the current terms and conditions of your employment with CalciMedica, Inc. (“CalciMedica” or the “Company”), as its Senior Vice President of Corporate Development. This letter agreement is effective as of April 11, 2014 (the “Effective Date”).

During your employment term, you will receive an annual base salary of $250,000 (less applicable withholdings), which will be paid in accordance with the Company’s normal payroll procedures. Your annual target bonus will be 25% of your annual base salary with performance goals and other terms and conditions determined by the Board of Directors (the “Board”) in its sole discretion. You will also be paid a onetime signing bonus of $25,000 (less applicable withholdings), payable on the next payroll date following the date you sign this agreement. For the 12-month period following the Effective Date, you will also be entitled to receive the following cash bonus awards upon the achievement of the applicable milestone, less applicable withholdings, each payable within 30 days of the achievement of the applicable milestone and subject to your continued employment through the date the bonus is paid: (i) a $12,500 bonus upon the achievement of the second tranche milestones in connection with the Company’s Series A-2 Preferred Stock financing, as determined by the Board in its discretion, (ii) a $12,500 bonus upon the receipt of pre-IND feedback supportive of Company plans, (iii) a $37,500 bonus upon achievement of the third tranche milestones in connection with the Company’s Series A-2 Preferred Stock financing, and (iv) an additional $12,500 bonus upon IND allowance. As an employee, you will also continue to be eligible to receive certain employee benefits including medical, dental, vision, life, and long-term disability insurance. You will be entitled to 20 days of paid time-off (“PTO”) per calendar year, in accordance with Company policies. You should note that the Company may modify job titles, salaries, bonuses, benefits, and the rate at which you accrue PTO from time to time as it deems necessary. By signing this letter agreement, you agree and acknowledge that the Company has paid you all cash compensation you are owed other than base salary accrued during the current payroll period and has granted you all equity awards you have previously been promised, notwithstanding the following paragraph.

In addition, it will be recommended to the Board that the Company grant you an option to purchase 405,702 shares of the Company’s common stock (“Shares”) at a price per Share equal to the fair market value of a Share on the date of grant (the “Grant Date”), as determined by the Board (the “Option”). The Option shall be subject to the terms and conditions of the Company’s Amended and Restated 2006 Stock Plan and a stock option agreement thereunder, including vesting requirements. 25% of the Shares subject to the Option shall be vested as of July 1, 2014. and the remainder will vest in 36 equal installments on the 1st day of each of the next 36 months subject to your continuing employment with the Company through each such vesting date. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, Fax: (858)952-5490 www.calcimedica.com

If your employment is terminated by the Company prior to a Change in Control for reasons other than Cause (as such terms are defined in Appendix A attached hereto), death or disability, you will be entitled to receive the following severance benefits, subject to the Release and Section 409A requirements set forth in Appendix A:

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continuing payments of severance pay at a rate equal to your base salary, as then in effect (“Salary Severance Payments”), for four months from the date of such termination, which will be paid in accordance with the Company’s regular payroll procedures; and

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Reimbursement of premiums for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your immediate family members immediately preceding the day of termination of employment; provided, however that (i) you constitute a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii)you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or the applicable state equivalent (together, “COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to reimburse you for such health coverage until the earlier of (i) the date you are no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) four months from the termination date. Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA premium reimbursements without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that you would be required to pay to continue the group health coverage for you and/or your eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you and/or your eligible dependents elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to four payments. Any such taxable monthly payments that otherwise would have been paid to you within the 60 days following your termination date instead will be paid on the 61st day following your termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required below). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

If your employment is terminated by the Company following a Change in Control for reasons other than Cause, death or disability, you will be entitled to receive (subject to the Release and Section 409A requirements set forth in Appendix A) (i) Salary Severance Payments for six (instead of four) months, (ii) the COBRA premium reimbursements (or the taxable monthly

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, Fax: (858)952-5490 www.calcimedica.com

payments in lieu thereof) described in the previous paragraph (together with the Salary Severance Payments, the “Cash Severance Payments”) for a period of up to six (instead of four) months, and (iii) 100% accelerated vesting of your then-outstanding equity awards (together with the Cash Severance Payments, the “Severance Benefits,” which, for the avoidance of doubt, includes the severance payments set forth in the previous paragraph).

If your employment with the Company is terminated for Cause by the Company, by you for any reason, or due to your death or disability, then (i) all vesting will terminate immediately with respect to your then outstanding equity awards; (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned); and (iii) you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

In the event of your termination of employment with the Company, the preceding paragraphs are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this letter.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior or ongoing employment, occupation, consulting, or other business activities that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required, if you have not already done so. to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii)all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, Fax: (858)952-5490 www.calcimedica.com

To confirm the terms of your employment, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with the At-Will Employment. Confidential Information. Invention Assignment and Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to. your offer letter agreement with the Company dated July 16, 2013 and any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you.

We look forward to your favorable reply and to working with you at CalciMedica.

Sincerely,

/s/ Vikas Goyal
Vikas Goyal
Chairman, Compensation Committee

Agreed to and accepted:

Signature:	/s/ Michael Dunn
Printed Name:	Michael Dunn
Date:

Enclosures

Duplicate Original Letter

Employment. Confidential Information, Invention Assignment and Arbitration

Agreement

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, Fax: (858)952-5490 www.calcimedica.com

Appendix A

Your receipt of the Severance Benefits will be subject to you signing and not revoking a general release of claims (a “Release”) in a form reasonably acceptable to the Company; provided that such Release is effective within 60 days following your termination of employment or such shorter period specified in the Release (the “Release Deadline”). None of the Severance Benefits will be paid or provided until the Release becomes effective. If the Release is not effective by the Release Deadline, you will forfeit your right to the Severance Benefits. If the Release becomes effective by the Release Deadline, payment of the Cash Severance Payments will commence on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, with any payments delayed from the date of your termination through the 60-day anniversary of the date of your termination payable in a lump sum without interest on the Company’s next regular payroll period following the 60-day anniversary of the date of your termination, except as otherwise required by the following paragraph.

It is the intent of this letter agreement to comply with the requirements of Section 409A of the Internal Revenue Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”) so that none of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this letter agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination, then the Cash Severance Payments and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six-month period following your separation from service will accrue during such six-month period and will become payable in a lump sum payment on the date six months and one day following the date of your termination (such rule, the “Six-Month Delay Rule”). All subsequent Deferred Payments following the application of the Six-Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the regulations under the Code (the “Treasury Regulations”). The Company and you will work together in good faith to consider any amendments that may be necessary to avoid the imposition of additional taxes under Section 409A.

For purposes of this letter agreement, “Cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by you that the Board reasonably believes has had or will have a detrimental effect on the Company’s reputation or business; (iii)your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from the Company that specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, Fax: (858)952-5490 www.calcimedica.com

For purposes of this letter agreement, “Change in Control” shall mean the occurrence of any of the following events:

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the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company), (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this bullet, the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of the securities of the Company shall not be considered a Change in Control; or

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a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this bullet, the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity. 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly. 50% or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (C). For purposes of this bullet, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) shall be not be considered a Change in Control for purposes of this letter agreement. For the avoidance of doubt, a liquidation, dissolution or winding up of the Company, or assignment for the benefit of creditors shall not constitute a Change in Control event for purposes of this letter agreement. Further, and notwithstanding the foregoing, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control for purposes of this letter agreement.

CalciMedica, Inc., 505 Coast Blvd. South, Suite 202, La Jolla, CA 92037

Tel: (858) 952-5500, Fax: (858)952-5490 www.calcimedica.com